Exhibit 10.1

December 28, 2022

Faraday Future Intelligent Electric Inc.

18455 South Figueroa Street

Gardena, California 90248

Attention: Legal Department, Brian Fritz

Phone: (800) 228 - 7702

Email: brian.fritz@ff.com

Re: Amendment No. 4

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement dated as of August 14, 2022 (as amended by that certain Amendment No. 1 to Securities Purchase Agreement and Convertible Senior Secured Promissory Notes, dated as of September 23, 2022, that certain Joinder and Amendment Agreement, dated as of September 25, 2022, that certain Limited Consent and Third Amendment to Securities Purchase Agreement, dated as of October 24, 2022, that certain Limited Consent dated November 8, 2022, and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “SPA”) by and among Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Issuer”), Senyun International Ltd. (“Senyun”) and the other financial institutions or other entities from time to time parties thereto, and FF Simplicity Ventures LLC, a Delaware limited liability company (“FF Simplicity”), as administrative agent and collateral agent. Capitalized terms used but not defined herein shall have the meanings set forth in the SPA. Senyun will pay the first $4 million of its fourth funding tranche in the SPA promptly after execution of this letter agreement.

1.	Additional New Notes. In accordance with Section 2.1 of the SPA, the Issuer shall issue and sell to Senyun, and Senyun hereby commits to acquire from the Issuer, subject to the satisfaction of all of the conditions set forth in Section 2 of this letter agreement, Incremental Notes in an aggregate principal amount of up to $30,000,000 (collectively, the “Additional New Notes”) on the following dates (each, an “Additional Funding Date”):

a.	$10 million in principal amount of Additional New Notes no later than January 31, 2023;

b.	$10 million in principal amount of Additional New Notes no later than February 28, 2023; and

c.	$10 million in principal amount of Additional New Notes no later than March 15, 2023.

All Additional New Notes shall be deemed to be “New Notes” for all purposes of the Financing Documents.

2.	Conditions to Funding the Additional New Notes. Subject to mutual agreement on further terms and conditions regarding the Additional New Notes, the obligation of Senyun to purchase the Additional New Notes on each Additional Funding Date shall be subject to the satisfaction or waiver, in form and substance reasonably satisfactory to Senyun, of each of the following conditions:

a.	the Issuer has delivered to Senyun a Warrant registered in the name of Senyun to purchase up to a number of shares of Common Stock equal to 33% of Senyun’s Conversion Shares on such Additional Funding Date, with an exercise price equal to $5.00, subject to adjustment therein, in a form attached as Exhibit D to the Securities Purchase Agreement, with such further adjustments to be agreed to by the parties;

b.	the Issuer has delivered to Senyun an Additional New Note in the principal amount applicable to such Additional Funding Date, which Additional New Note shall be on the same terms and conditions as the New Notes issued to Senyun prior to the date of this letter agreement, as amended by the terms of this letter agreement;

c.	no Default or Event of Default shall have occurred and is continuing or would occur as a result of such purchase;

d.	the representations and warranties contained in the Financing Documents are true and correct in all material respects (without duplication of any materiality qualifier) as of such Additional Funding Date, both before and after giving effect to the Additional New Note being issued on such Additional Funding Date;

e.	the Issuer has paid all legal fees and other transaction expenses Senyun incurred through such Additional Funding Date up to $500,000 in the aggregate, which fees and expenses can be paid by, at the Issuer’s option, net funding the applicable Additional New Notes;

f.	the Issuer has (i) either (A) obtained the prior written consent of FF Simplicity for the transactions contemplated by this Agreement or (B) with the prior written consent of Senyun (such consent not to be unreasonably withheld, conditioned or delayed), agreed to issue unsecured notes (“Unsecured Notes”) to Senyun in lieu of Notes on substantially identical terms as the Notes other than such Unsecured Notes shall not have any security interest (and such Unsecured Notes shall also have such other adjustments required so that FF Simplicity’s consent under the SPA shall not be required in connection with the issuance thereof), and (ii) shall have used commercially reasonable efforts to obtain a waiver from each of FF Simplicity and RAAJJ Trading LLC of its right to amend its existing Note(s) as permitted under Section 2.5(b) of the SPA and any downward adjustment to the conversion price of the Note(s) as a result of the amendments contemplated by this letter agreement, provided that obtaining such waiver shall not be a condition to any Senyun funding;

g.	the Issuer has obtained stockholder approval for and filed a certificate of amendment to its second amended and restated certificate of incorporation to increase the number of authorized shares of Common Stock to have sufficient shares to satisfy the full conversion or exercise, as the case may be, of all New Notes, Warrants and Tranche B Notes issuable pursuant to the Financing Documents;

h.	a registration statement on Form S-1 registering the resale by Senyun of an aggregate of 161,500,000 shares of Common Stock shall have been declared effective by the Commission and the Issuer has made all filings required to be filed pursuant to the Securities Act or Exchange Act and the rules promulgated thereunder;

i.	the Issuer has delivered to Senyun the most recent quarterly and annual financial statements described in Section 4.1(b) and Section 4.1(c), respectively, of the SPA that either have been filed with the Commission or that are otherwise required to be filed with the Commission as of the applicable Additional Funding Date; provided, however, Senyun agrees that any such document or report that the Issuer files with the Commission via EDGAR or otherwise makes publicly available on its website shall be deemed to be delivered to Senyun for purposes of this Section 2.i at the time such documents are filed via EDGAR or posted to such website as long as the Issuer has notified Senyun that such filing has been made; and

j.	the Issuer has delivered to Senyun amended and restated New Notes reflecting the terms of Section 4 of this letter agreement.

3.	Conversion Adjustment. Subject to the waiver described in Section 2.f above, the Issuer shall issue to Senyun such number of shares of Common Stock as is equal to the difference between (x) the actual number of Conversion Shares issued to Senyun on $19,000,000 in aggregate principal amount of New Notes previously converted by Senyun and (y) the number of Conversion Shares that would have been issued to Senyun as if the Conversion Price applicable to such New Notes were $0.8925. The shares to be issued to Senyun pursuant to this Section 3 shall take into account any beneficial ownership limitation applicable to Senyun and may be issued in multiple tranches to ensure compliance with such beneficial ownership limitation.

4.	Amendments to New Notes. The Issuer and Senyun hereby agree to the following amendments with respect to $10,000,000 in aggregate principal amount of New Notes issued prior to the date hereof:

a.	Section 3(f) of each such New Note shall be deleted in its entirety.

For the purposes of Rule 144, the Issuer acknowledges and agrees that the holding period of each New Note, as amended by this letter agreement, commenced as of the issuance date of such New Note, and the Issuer agrees not to take a position contrary to this paragraph.

In order to induce Senyun to enter into this letter agreement, the Issuer hereby represents and warrants to Senyun that all material non-public information regarding the Issuer or any other Credit Party that has been disclosed to Senyun on or prior to the date hereof, has been disclosed in the Issuer’s public filings with the Commission prior to the date hereof or will be disclosed within one Business Day of such disclosure.

Except as otherwise expressly provided herein, nothing contained herein shall constitute or be deemed to be a waiver or amendment of, or consent to any departure from any other term or provision in the SPA or any other Financing Document, each of which shall continue unmodified and in full force and effect, nor shall the foregoing consent and amendment constitute a course of dealing among the parties. Except as specifically set forth herein, Senyun reserves all of its rights and remedies under the SPA and the Financing Documents.

On or before 9:00 a.m., New York time, on the first (1st) Business Day after the date of this letter agreement, the Issuer shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated hereby in the form required by the Securities Exchange Act of 1934, as amended, and attaching the form of this letter agreement (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Issuer shall have disclosed all material, non-public information (if any) provided to Senyun by the Issuer or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereby. In addition, effective upon the filing of the 8-K Filing, the Issuer acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Issuer, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and Senyun or any of its affiliates, on the other hand, relating to the transactions contemplated by this Agreement, shall terminate.

This letter agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this letter by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS LETTER AGREEMENT, INCLUDING, WITHOUT LIMITATION, ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT, WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS OF SUCH STATE.

- Remainder of page intentionally blank; signature pages follow -

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be duly executed by their respective duly authorized officers on the date first written above

ISSUER:

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:	/s/ Xuefeng Chen
Name:	Xuefeng Chen
Title:	Global Chief Executive Officer

(Signature Page to Amendment No. 4)

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be duly executed by their respective duly authorized officers on the date first written above

PURCHASER:

SENYUN INTERNATIONAL LTD.

By:	/s/ Zhang Bo
Name:	Zhang Bo
Title:	CEO

(Signature Page to Amendment No. 4)